Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP.  ANNOUNCES ELECTION OF
DAVID R. DAHLQUIST AS VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Melville, New York, Wednesday, March 24, 2010…..Park Electrochemical Corp. (NYSE-PKE) announced the election of David R. Dahlquist as Vice President and Chief Financial Officer of the Company.  In this new position, Mr. Dahlquist will report to Brian Shore, Park’s President and Chief Executive Officer.

Mr. Dahlquist joined Park Electrochemical Corp. in June 2006 as Product Director, was appointed Director of Marketing in March 2008, Director of Business Development in October 2008 and Vice President of Business Development of Park in December 2008. Prior to joining Park, Mr. Dahlquist held the positions of Director of Quality and Engineering -- PC-Asia and Director of Technology -- Corporate at Photocircuits Corporation in Glen Cove, New York from November 2005 to June 2006 and was Processing Engineering Manager at Photocircuits Corporation from August 2001 to November 2005. Prior to August 2001, he was an Engineering Manager at Dynamic Details, Inc., a printed circuit board manufacturer in Dulles, Virginia, from November 1997 to August 2001 and a Process Engineer at Photocircuits Corporation in Peachtree City, Georgia from November 1995 to November 1997. Mr. Dahlquist received a Bachelor of Science degree in Chemical Engineering from the University of Virginia, School of Engineering and Applied Sciences, and a Masters degree in Business Administration from Hofstra University.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies principally for the aerospace markets.  Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. Park also specializes in the design and manufacture of complex composite aircraft and space vehicle parts. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, New York, Kansas, Arizona, California and Washington.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.